EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-84898 of our Report dated June 25, 2004 relating to the consolidated financial statements of DSG International Limited and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 appearing on Form S-8 of our report dated June 25, 2004, incorporated by reference in this Annual Report on Form 20-F of DSG International Limited for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Atlanta, Georgia

June 25, 2004